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                                                                   Exhibit 10.34


                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 11, 2000 by and among Titan Pharmaceuticals, Inc., a Delaware corporation having its principal offices at 400 Oyster Point Boulevard, Suite 505, South San Francisco, California 94080 ("Titan"), GeoMed Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Titan ("Merger Corp."), GeoMed, Inc., a California corporation having its principal offices at 285 Willow Road, Menlo Park, California 94025 ("GeoMed") and Dr. Lawrence Bernstein, Dr. Neil Gesundheit, Leland Wilson and Dr. Virgil Place (collectively, the "Founders").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors and stockholders of each of Merger Corp. and GeoMed have determined that it is in the best interests of each such company and its respective stockholders for GeoMed to merge into Merger Corp. upon the terms and subject to the conditions set forth herein;

                  WHEREAS, the Board of Directors of GeoMed has adopted a resolution approving this Agreement pursuant to Section 307(b) of the CGCL;

                  WHEREAS, the Board of Directors of GeoMed Merger Corp has adopted a resolution approving this Agreement pursuant to Section 252(c) of the DGCL;

                  WHEREAS, the individuals listed on Schedule A as holders of 100% of the capital stock of GeoMed (collectively with the Founders, the "Stockholders") have adopted this Agreement in accordance with Section 603(a) of the CGCL;

                  WHEREAS, as a condition to entering into this Agreement and consummating the Merger, Titan and Merger Corp. require that no GeoMed Options, GeoMed Preferred Shares or GeoMed Warrants be outstanding at the Effective Time.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

                  1.       CERTAIN DEFINITIONS.

                  As used in this Agreement, the following terms shall have the meanings specified or referred to below (terms defined in the singular to have the correlative meaning in the plural and vice versa):

                  "ACCREDITED INVESTOR" shall have the meaning set forth in
Section 501(a) of the Securities Act.

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                  "AFFILIATE" of any Person shall mean any entity which,
directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

                  "APPROVALS" shall have the meaning set forth in SECTION 4.5

                  "BALANCE SHEET DATE" shall mean May 31, 2000.

                  "BEST KNOWLEDGE" of GeoMed or the Founders means the actual knowledge of each of the Founders, after (i) review of such person's own files and (ii) inquiry of those other officers or employees of GeoMed who in the reasonable judgement of GeoMed would be expected to have knowledge of the specific matter at issue.

                  "BUSINESS DAY" shall mean any day that is not a Saturday or a Sunday or a day on which banks located in New York City are authorized or required to be closed.

                  "CGCL" means the General Corporation Law of California.

                  "CLOSING" shall have the meaning set forth in SECTION 3.1

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

                  "CONSULTING AGREEMENT" shall mean the Consulting Agreement between Titan and Dr. Lawrence Bernstein in the form of EXHIBIT A hereto.

                  "CONTEMPLATED TRANSACTIONS" shall mean the merger of GeoMed into Merger Corp. and the execution, delivery and performance of and compliance with this Agreement and all other agreements to be executed and delivered pursuant to this Agreement.

                  "CONTINGENT MERGER CONSIDERATION" shall have the meaning set forth in SECTION 2.3.1

                  "DAMAGES" shall mean any loss, liability, damage or expense (including, without limitation, attorneys' fees and disbursements).

                  "DGCL" shall mean the Delaware General Corporation Law.

                  "EFFECTIVE TIME" shall mean the date and time of consummation of the Merger, as evidenced by the filing of a certificate of merger with the Secretary of State of the State of Delaware and the Secretary of State of California.

                  "ENCUMBRANCE" shall mean any security interest, mortgage, lien, charge, license, easement, right-of-way, cloud on title, adverse claim or restriction of any kind, including, but not

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limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "ENVIRONMENTAL LAWS" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, wetland, land surface and subsurface strata), including, without limitation, laws and regulations relating to the importation, manufacture, processing, formulation, testing, distribution, use, treatment, storage, disposal, transport, handling or release of any "hazardous waste," "hazardous substance" or "pollutant or contaminant" (as defined under any Environmental Law, including without limitation in the Resource Conservation and Recovery Act of 1976, as amended, or the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and regulations promulgated thereunder), radioactive materials, genetically modified organisms, asbestos, and petroleum, its derivatives, by-products and other petroleum-related hydrocarbons.

                  "FAIR MARKET VALUE" shall mean the average of the closing prices for a share of Titan Common Stock on the American Stock Exchange for the twenty (20) consecutive trading days ending on the Business Day immediately preceding the date of the execution of this Agreement.

                  "FDA NOTICE DATE" shall mean the date that Titan or Merger Corp. receives written notification from the United States Food and Drug Administration indicating approval for sale in the United States of a Product.

                  "FINANCIAL STATEMENTS" shall have the meaning set forth in
SECTION 4.6.

                  "GAAP" shall mean generally accepted accounting principles in the United States.

                  "GEOMED KNOW-HOW" shall mean any information and materials, including but not limited to, discoveries, information, Improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, which relates to the Licensed Subject Matter, the Products or GeoMed's business.

                  "GEOMED COMMON SHARES" shall mean the Common Stock, $.001 par value per share, of GeoMed.

                  "GEOMED OPTIONS" shall mean all of the options and warrants to acquire capital stock of GeoMed, including without limitation options issued pursuant to the GeoMed 1995 Stock Plan, but excluding the GeoMed Warrants.

                  "GEOMED PREFERRED SHARES" shall mean the Series A Preferred Stock, $.001 par value per share, of GeoMed.

                  "GEOMED WARRANTS" shall mean the Warrants dated July 9, 1996 to purchase Series A Preferred Stock of GeoMed.

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                  "GOVERNMENTAL BODY" shall mean any domestic or foreign
national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

                  "INFORMATION STATEMENT" shall mean an information statement to be distributed by GeoMed to the Stockholders, which is in form and substance reasonably satisfactory to Titan and which satisfies the requirements of Rule 506 promulgated under the Securities Act.

                  "INTELLECTUAL PROPERTY" shall mean any and all United States and foreign: (a) patents (including, without limitation, design patents, industrial designs and utility models) and patent applications (including, without limitation, certificates of invention, applications for certificates of invention, docketed patent disclosures awaiting filing, reissues, renewals, divisions, continuations, continuations-in-part, extensions and supplementary protection certificates), patent disclosures awaiting filing determination, unfiled invention disclosures, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights and registrations thereof; and (d) inventions, processes, designs, formulae, trade secrets, GeoMed Know-How, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information.

                  "LAW" shall have the meaning set forth in SECTION 4.18.

                  "LICENSE AGREEMENT" shall mean that Amended and Restated License Agreement dated as of the Closing between GeoMed and Dr. Lawrence Bernstein in the form attached as EXHIBIT B hereto.

                  "LICENSED SUBJECT MATTER" shall have the meaning ascribed to it in the License Agreement.

                  "MATERIAL ADVERSE EFFECT" shall mean any act, occurrence, fact, event, omission or circumstance which in the reasonable judgment of an experienced, prudent business person would (a) materially reduce the value of the business of GeoMed, or (b) result in a decision not to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement.

                  "MATERIAL CONTRACTS" shall have the meaning set forth in
SECTION 4.17.

                  "MATERIAL LEASE" shall have the meaning set forth in SECTION 4.8.

                  "MERGER" shall mean the merger of Merger Corp. with and into GeoMed pursuant to Section 252 of the DGCL and Section 1108 of the CGCL, as contemplated by Article 2 of this Agreement.

                  "MERGER CONSIDERATION" shall have the meaning set forth in
SECTION 2.3.1.

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                  "PARTY" shall mean any of Titan, Merger Corp., GeoMed and each of the Founders.

                  "PATENT RIGHTS" shall mean the Patent Rights, as defined in the License Agreement, and listed on EXHIBIT C hereto.

                  "PERMITTED ENCUMBRANCES" shall have the meaning set forth in
SECTION 4.7.

                  "PERSON" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, unincorporated organization, other entity or Governmental Body.

                  "PLANS" shall have the meaning set forth in SECTION 4.15.

                  "PROCEEDING" shall have the meaning set forth in SECTION 4.12.

                  "PRODUCTS" shall mean all drugs, diagnostic products and other products incorporating, utilizing or based upon the Licensed Subject Matter or the Technology.

                  "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement entered into on the date of this Agreement by and among Titan and each of the Stockholders, a copy of which is attached hereto as EXHIBIT D.

                  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  "STOCKHOLDER DOCUMENTS" shall have the meaning set forth in
SECTION 4.3.

                  "STOCKHOLDERS" shall mean all of the stockholders of GeoMed listed on Schedule A to the Registration Rights Agreement.

                  "SUBSIDIARY" shall mean with respect to any specified Person, any other Person (a) whose board of directors or similar governing body, or a majority thereof, may presently be directly or indirectly elected or appointed by such specified Person, (b) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (c) whose voting securities or equity securities are more than fifty percent (50%) owned, directly or indirectly, by such specified Person.

                  "TAX RETURNS" shall mean any returns, reports, declarations, forms, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "TAXES" shall mean (a) any federal, state, local, foreign and other income, alternative or add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, value added, sales, use, excise (including the golden parachute excise tax imposed by Section 4999 of the Code and the green mail excise tax imposed by
Section 5881 of the Code), customs duties, transfer, conveyance, registration,


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stamp, documentation, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, firearm, ammunition, license, occupation, employment, unemployment insurance, social security, disability, workers' compensation, payroll, withholding, estimated or any other tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including all interest and penalties thereon and additions thereto whether disputed or not) imposed by any Governmental Body and (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above.

                  "THIRD PARTY" shall mean a Person who or which is neither a Party nor an Affiliate of a Party.

                  "TITAN COMMON STOCK" shall mean the Common Stock, $.001 par value per share, of Titan.

                  "TITAN DOCUMENTS" shall have the meaning set forth in SECTION 5.2.

                  "TITAN SEC DOCUMENTS" shall mean (a) Titan's Annual Report on Form 10-K for the fiscal year ended December 31, 1999; (b) Titan's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and (c) any Current Reports on Form 8-K filed subsequent to the Form 10-Q.

                  "TITAN SHARES" shall have the meaning set forth in SECTION
2.3.1 hereof.

                  "VALID CLAIM" means a claim of an issued and unexpired patent included within the Intellectual Property, which has not been revoked or held unenforceable or invalid by a decision of a court or other Governmental Body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise. For the purposes of this Agreement, a Valid Claim shall also include a claim in a pending application included within the Intellectual Property, which application (i) is under active prosecution, (ii) for which formal examination has been requested, or (iii) is entitled to provisional protection.

                  2.       THE MERGER

                           2.1 THE MERGER. Upon the terms and subject to the
conditions hereof, and in accordance with the provisions of the DGCL, the CGCL and the Certificate of Incorporation and By-Laws of Merger Corp. and GeoMed, Merger Corp. shall be merged with and into GeoMed as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE 6 AND 7 hereof. Following the Merger, GeoMed shall continue as the surviving corporation (the "Surviving Corporation") under the name GeoMed and shall continue its existence under the laws of the State of California and the separate existence of Merger Corp. shall thereupon cease. The Merger shall have the effects set forth in Section 252 of the DGCL and Section 1108 of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of GeoMed and Merger Corp. shall vest in the Surviving Corporation, and all debts, liabilities and duties of

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GeoMed and Merger Corp. shall become the debts, liabilities and duties of the
Surviving Corporation.

                           2.2 CONSUMMATION OF THE MERGER AND EFFECTIVE TIME.
Upon the terms and subject to the conditions hereof, Merger Corp. (and GeoMed, if appropriate) shall cause to be filed with the Secretary of State of the State of Delaware a duly executed certificate of merger pursuant to Section 252(c) of the DGCL and shall cause to be filed with the Secretary of State of the State of California a duly executed Certificate of Merger and a copy of this Agreement and Plan of Merger pursuant to Section 1108 of the CGCL, and the Parties hereto shall take all such other and further actions as may be required by law to make the Merger effective. As of the Effective Time, by virtue of the Merger, GeoMed shall become a wholly-owned subsidiary of Titan.

                           2.3 CONVERSION OR CANCELLATION OF SHARES. The manner
of converting or cancelling shares of GeoMed and Merger Corp. in the Merger shall be as follows. At the Effective Time,

                               2.3.1 each of the GeoMed Common Shares issued and
outstanding immediately prior to the Effective Time, other than GeoMed Common Shares held by Merger Corp., shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, payable in accordance with Section 3.2.1 and subject to the provision concerning fractional shares of Section 3.2.4. The Merger Consideration shall mean the number of shares of Titan Common Stock determined by dividing (i) the quotient obtained by dividing (x) $3,500,000 by (y) the Fair Market Value by (ii) the fully-diluted outstanding GeoMed Common Shares (determined as of the Effective Time and after the conversion of all GeoMed Preferred Shares) and rounding the result to three decimal places. In the event the FDA Notice Date occurs prior to the tenth anniversary of the date of the Closing, each of the GeoMed Common Shares issued and outstanding immediately prior to the Effective Time shall be entitled to receive the Contingent Merger Consideration. The Contingent Merger Consideration shall mean the number of shares of Titan Common Stock determined by dividing (i) the quotient obtained by dividing (x) $2,500,000 by (y) the Fair Market Value by (ii) the fully-diluted outstanding GeoMed Common Shares (determined as of the Effective Time and after the conversion of all GeoMed Preferred Shares, GeoMed Options and GeoMed Warrants into GeoMed Common Shares) and rounding the result to three decimal places. The shares of Titan Common Stock delivered in payment of the Merger Consideration and the Contingent Merger Consideration shall be referred to as the "Titan Shares." All GeoMed Common Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such GeoMed Common Shares shall thereafter cease to have any rights with respect to such GeoMed Common Shares, except, in the case of GeoMed Common Shares other than GeoMed Common Shares held by Merger Corp., the right to receive the Merger Consideration for such GeoMed Common Shares upon the surrender of such certificate.

                               2.3.2 each GeoMed Common Share issued and held at
such time by Merger Corp. shall, by virtue of the Merger and without any action on the part of the holder

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thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                               2.3.3 each GeoMed Preferred Share and GeoMed
Warrant Share outstanding immediately prior to the Effective Time shall either
(i) be cancelled or (ii) converted into GeoMed Common Shares which, in turn, shall be converted in the Merger into the right to receive the Merger Consideration and cancelled and retired.

                               2.3.4 each share of Common Stock, par value $.01
per share, of Merger Corp. issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Corp. or the holders of such shares, be converted into one share of the Surviving Corporation's common stock, par value $.01 per share.

                           2.4 CERTIFICATE OF INCORPORATION AND BY-LAWS. The
Certificate of Incorporation and the By-Laws of Merger Corp. shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be "GeoMed."

                           2.5 DIRECTORS AND OFFICERS. Except as set forth on
SCHEDULE 2.5, those persons who immediately prior to the Effective Time are (a) directors of Merger Corp., shall be the directors of the Surviving Corporation and (b) officers of Merger Corp., shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                           2.6 TAX-FREE REORGANIZATION. It is intended by the
parties hereto that the Merger shall constitute a reorganization with the meaning of Section 368(a) of the Code. No party to this Agreement shall take any action inconsistent with such intention.

                  3.       THE CLOSING.

                           3.1 CLOSING.

                               3.1.1 Provided GeoMed and the Founders have
executed this Agreement on or before July 12, 2000 and the provisions of SECTION 6 and SECTION 7 hereof have been satisfied or waived, and unless this Agreement shall have been terminated pursuant to SECTION 10, the closing of the Merger (the "CLOSING") will be held on such date as Titan and GeoMed agree, but in any event, no later than August 7, 2000, at the offices of Titan (or such other place and date as Titan and GeoMed may agree).

                               3.1.2 At the Closing:

                                     (a) GeoMed, the Founders and the
Stockholders, as applicable, shall deliver to Merger Corp. or Titan, as applicable, all documents contemplated by ARTICLE 7, to the extent not therefore delivered.

                                     (b) Merger Corp. or Titan shall deliver to
GeoMed all documents contemplated by ARTICLE 6, to the extent not theretofore delivered.

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                                     (c) Titan, Merger Corp. or the Surviving
Corporation shall pay the Merger Consideration to the extent required by SECTION
3.2 and make the payments as required by Section 7.7.

                           3.2 PAYMENT FOR SHARES.

                               3.2.1 No fewer than ten (10) Business Days prior
to the Effective Time, GeoMed will mail and/or make available to each record holder of a certificate or certificates (the "CERTIFICATES") which represent GeoMed Common Shares, a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to GeoMed) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, subject to the consummation of the Merger. Upon the consummation of the Merger and after surrender to GeoMed of a Certificate, free and clear of all encumbrances, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon not later than one business day prior the Effective Time, the holder of such Certificate shall receive certificates, registered in the respective name of such holder and bearing the legends set forth in the Registration Rights Agreement, representing the number of Titan Shares equal to the number of GeoMed Common Shares evidenced in the Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be cancelled. In addition, in the event the FDA Notice Date occurs on or before the tenth anniversary of the date of Closing, then no later than one month after the FDA Notice Date, Titan or the Surviving Corporation shall send to each holder of such Certificate at its address set forth on the signature page hereto (or such other address of which the Stockholder notifies Titan pursuant to SECTION 11.4 hereof), certificates, registered in the respective name of such holder and bearing the legends set forth in the Registration Rights Agreement, representing the number of Titan Shares equal to the number of GeoMed Common Shares evidenced in the Certificate multiplied by the Contingent Merger Consideration.

                               3.2.2 No interest shall be paid or accrued in
respect of payments of the Merger Consideration. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this SECTION 3.2.2, each Certificate (other than Certificates representing GeoMed Common Shares held in the treasury of the Company) shall represent for all purposes the right to receive the Merger Consideration therefor without any interest thereon.

                               3.2.3 At the Effective Time, the stock transfer
books for the GeoMed Common Shares shall be closed and after the Effective Time there shall be no transfers of GeoMed Common Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and, so long as the holder and the GeoMed Common Shares being so presented are listed on Schedule 4.2, such holder executes and delivers

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a Registration Rights Agreement and Titan has not previously paid the Merger
Consideration with respect to such shares, exchanged for the Merger
Consideration.

                               3.2.4 No fractional Titan Shares shall be issued
pursuant to the Merger. In lieu of the issuance of any such fractional shares, cash adjustments will be paid to holders in respect of any fractional share that would otherwise be issuable. The amount of such adjustment shall be the product of such fraction of a Titan Share multiplied by the Fair Market Value thereof.

                           3.3 REGISTRATION RIGHTS. The Stockholders shall be
entitled to enter into the Registration Rights Agreement with respect to the Titan Shares, in the form of EXHIBIT D hereto.

                  4.       REPRESENTATIONS AND WARRANTIES OF GEOMED AND
FOUNDERS.

                  GeoMed represents and warrants, and, as to the specific representations and warranties specifically made by them, the Founders jointly and severally represent and warrant, to Titan and Merger Corp. that, except as otherwise disclosed on a Schedule corresponding in number to the applicable Section of this ARTICLE 4:

                           4.1 ORGANIZATION AND GOOD STANDING. (a) GeoMed is a
corporation duly organized, validly existing and in good standing under the laws of the State of California. GeoMed (i) has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted and (ii) is qualified to do business in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualifications, as set forth in SCHEDULE 4.1.

                                     (a) Complete and correct copies of the
articles of incorporation and by-laws of GeoMed as currently in effect have been delivered to Titan. GeoMed has no Subsidiaries. GeoMed has not assumed by merger, contract, assignment or assumption any liabilities of any other Person.

                           4.2 CAPITALIZATION OF GEOMED; TITLE TO THE GEOMED
SHARES. The authorized capital stock of GeoMed consists of 12,000,000 shares of common stock, par value $.001 per share, of which 4,703,700 shares (constituting the GeoMed Common Shares) are issued and outstanding and are owned beneficially and of record as set forth on SCHEDULE 4.2 and 3,842,500 (4,560,279 GeoMed Common Shares on an as converted basis) shares of Series A Preferred Stock, par value $.001 per share, of which immediately upon the Effective Time no shares (constituting the GeoMed Preferred Shares) are issued outstanding. All of the GeoMed Common Shares and GeoMed Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable. Immediately upon the Effective Time, no GeoMed Preferred Shares or GeoMed Warrants will be outstanding. Except as set forth in SCHEDULE 4.2 (constituting the GeoMed Options and GeoMed Warrants) there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements (other than this Agreement) or calls, demands or commitments of any kind relating to the issuance, sale or

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transfer of any capital stock or other equity securities of GeoMed, whether directly or upon the exercise or conversion of other securities.

                           4.3 AUTHORITY RELATIVE TO AGREEMENT. GeoMed and each
Founder has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations, as applicable, under this Agreement, the Registration Rights Agreement, and, to the extent applicable, the License Agreement, the Consulting Agreement (collectively, the "Stockholder Documents") and has taken all action necessary, corporate or otherwise, in order to execute and deliver this Agreement and the other Stockholder Documents to which it is a party and to consummate the Contemplated Transactions. This Agreement and each of the other Stockholder Documents has been duly executed and delivered by GeoMed and each Stockholder who is a party thereof. Each of this Agreement and the other Stockholder Documents constitutes a valid and binding obligation of GeoMed and each Stockholder which is a party thereto, enforceable against GeoMed and of each Stockholder in accordance with its terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

                           4.4 ABSENCE OF CONFLICT. Neither the execution and
delivery of this Agreement and the other Stockholders Documents, nor the consummation of the Contemplated Transactions will, (a) violate, conflict with or result in a breach or termination of or constitute a default or give rise to a right to terminate or accelerate (or an event which, with notice or lapse of time or both, would constitute a default or give rise to such right) (i) any agreement, commitment, mortgage, corporate or otherwise, deed of trust, indenture, lease or other instrument to which any Founder or GeoMed is a party or by which any of their respective properties or assets is bound, (ii) the certificate of incorporation or by-laws of GeoMed or (iii) any Law or any other restriction of any kind or character applicable to any Founder or GeoMed or any of their respective properties or assets, or (b) result in any Encumbrance which would reasonably be expected to detract from the value of or interfere with the use of any of the properties or assets of GeoMed under any agreement to which any Founder or GeoMed is a party or by which any Founder or GeoMed or any of their respective properties or assets may be bound.

                           4.5 CONSENTS AND APPROVALS; EFFECT OF CHANGE IN
CONTROL. No consent, waiver, registration, certificate, approval, grant, franchise, concession, permit, license, exception or authorization of, or declaration or filing with, or notice or report to, (a) any Governmental Body and (b) any other Person (including, but not limited to, any party to a lease or other agreement or commitment of GeoMed) (collectively, the "Approvals"), is required, and has not been obtained, in connection with the execution, delivery and performance of the Stockholder Documents or the consummation of the Contemplated Transactions. All such required Approvals have been obtained and are in full force and effect, and GeoMed and the Stockholders are in full compliance with each of such Approvals. There are no Material Contracts, Material Leases or Approvals by which Stockholders or GeoMed or any of their respective assets or properties may be bound that contain any change in control provisions or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the Contemplated Transactions.

                           4.6 FINANCIAL STATEMENTS. (a) GeoMed has delivered to
Titan the unaudited balance sheet of GeoMed as at the Balance Sheet Date and shall, prior to Closing, deliver to Titan the unaudited balance sheets as at December 31, 1999 and statements of operations and retained earnings and cash flows for the year ended December 31, 1999 (collectively, the "Financial Statements") attached hereto as EXHIBIT E. The Financial Statements shall be prepared from the books and records of GeoMed in accordance with GAAP consistently applied throughout the periods indicated, and shall fairly present the financial position, results of operations and cash flows of GeoMed as at the respective dates thereof and for the periods therein referred to and shall contain and reflect all necessary adjustments and accruals for a fair presentation of GeoMed's financial condition as of their dates and contain and reflect adequate provision for all reasonably anticipated liabilities for all material income, property, sales, payroll or other taxes applicable to GeoMed with respect to the period then ended.

                                     (a) Except as set forth in the Financial
Statements, GeoMed does not have any liabilities or obligations (whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due) of a nature and type required to be set forth on a balance sheet prepared in accordance with GAAP or in the footnotes thereto.

                                     (b) Except as set forth in the Financial
Statements, GeoMed has no indebtedness in respect of borrowed money or represented by notes, bonds, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (other than trade payables constituting current liabilities, all of which are current except as reflected on SCHEDULE 4.6) hereto.

                                     (c) Since the Balance Sheet Date, there has
been no material adverse change in the business, operations or financial condition of GeoMed.

                           4.7 TITLE TO PROPERTY; SUFFICIENCY; ENCUMBRANCES. (a)
GeoMed has never owned any real property.

                                     (a) GeoMed has good and marketable title to
all of the personal property used in the operation of its business which it purports to own, including without limitation the property reflected as being so owned on the Financial Statements (except for immaterial personal property sold or otherwise disposed of since the respective balance sheet dates in the ordinary course of business and except for property held under leases), free and clear of all Encumbrances other than Permitted Encumbrances. As used herein, "Permitted Encumbrances" means (i) those Encumbrances disclosed in the Financial Statements or the notes thereto; (ii) statutory liens for taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate Proceedings (a list of all such Proceedings as of the date of this Agreement is included on SCHEDULE 4.7); (iii) mechanics', carriers', workers', repairmen's and other similar liens arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (iv) those Encumbrances disclosed on SCHEDULE 4.7.

                                     (b) All of the assets and properties (real
and personal, tangible and intangible) necessary for the conduct of the business of GeoMed as conducted by GeoMed prior to the date of this Agreement are owned by GeoMed or held by GeoMed under a valid lease which will continue in effect following the Closing, in each case free and clear of all Encumbrances except Permitted Encumbrances.

                           4.8 LEASED PROPERTY. SCHEDULE 4.8 sets forth a true
and complete list of each lease (each, a "Material Lease") under which GeoMed is a lessee or lessor which (a) is a lease of real property, or (b) provides for aggregate future payments of more than Twenty-Five Thousand Dollars ($25,000) or
(c) provides for payments of more than Fifteen Thousand Dollars ($15,000) per year, has a term exceeding one year and which may not be canceled upon ninety
(90) or fewer days' notice without any liability, penalty or premium (other than a nominal cancellation fee or charge). GeoMed has delivered to Titan complete and correct copies of each of such Material Leases. Each of such Material Leases is a valid and binding obligation of GeoMed, enforceable in accordance with its terms, and is in full force and effect. There is not, with respect to any such Material Lease, any existing breach or event of default, or event which with notice or lapse of time or both would constitute a breach or event of default, on the part of GeoMed, or on the part of any other person thereto. GeoMed has good and valid title to the leasehold estate under each such Material Lease for real property, free and clear of all Encumbrances other than Permitted Encumbrances and has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Material Lease.

                           4.9 INTELLECTUAL PROPERTY RIGHTS. (a) The conduct by
GeoMed of its business does not, to the best of its knowledge, infringe upon or violate or involve the misappropriation or other improper use of the trade secrets or the Intellectual Property of any Person. EXHIBIT C sets forth a complete and correct list of all Patent Rights licensed by GeoMed and pursuant to the License Agreement. SCHEDULE 4.9 sets forth a complete and correct list of the Intellectual Property registered in the name of GeoMed or as to which applications are currently pending. GeoMed is the exclusive licensee of the Licensed Subject Matter and has not entered into any sublicense or assignment agreement with respect to, or otherwise directly or indirectly conveyed to any Person any interest in any of, the Licensed Subject Matter. Except as provided in the License Agreement, GeoMed is the sole and exclusive owner of all of the Intellectual Property, all of which is free from any Encumbrances and, to the best of its knowledge, no other Person or Governmental Body or subdivision thereof, has any valid claim of ownership with respect to the Intellectual Property whatsoever. To the best of GeoMed's knowledge, the Intellectual Property and the development, manufacture, use and sale of Products do not infringe any patent rights owned or possessed by any Third Party.

                                     (a) SCHEDULE 4.17 indicates a true and
complete list of all agreements or arrangements (i) pursuant to which any of the Intellectual Property set forth on SCHEDULE 4.9 has been licensed to any Person other than GeoMed, or which permits use by any such other Person or (ii) pursuant to which GeoMed has had Intellectual Property licensed to it, or has otherwise been permitted to use Intellectual Property.

                                     (b) No claim or demand of any Person has
been made, nor is there any Proceeding that is pending or, to the best knowledge of the GeoMed and the Founders, threatened, nor to the best knowledge of the GeoMed and the Founders is there any basis for any valid claim, demand or Proceeding which (in any such case) (i) challenges the rights of GeoMed, or Dr. Lawrence Bernstein or any of their respective Affiliates in respect of the License Agreement or any Licensed Subject Matter or Intellectual Property or
(ii) asserts that GeoMed, or any of their respective Affiliates are infringing or otherwise in conflict with, or are required to pay any royalty, license fee, charge or other amount with regard to, the License Agreement or any Licensed Subject Matter or Intellectual Property. None of the License Agreement or the Licensed Subject Matter and none of the Intellectual Property set forth on
SCHEDULE 4.9 is subject to any outstanding order, ruling, decree, judgement or stipulation where GeoMed or Dr. Lawrence Bernstein is or has been made a party by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last five (5) years, whether or not resolved in favor of GeoMed. Neither GeoMed nor Dr. Lawrence Bernstein has assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the License Agreement or any Licensed Subject Matter or Intellectual Property or entered into any agreement with any Third Party with respect to the License Agreement or any Licensed Subject Matter or Intellectual Property which is in conflict with this Agreement.

                                     (c) The Patent Rights and the Intellectual
Property set forth on SCHEDULE 4.9 are valid and enforceable and have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, as are listed on EXHIBIT C and SCHEDULE 4.9. With respect to the Patent Rights and the Intellectual Property set forth on SCHEDULE 4.9, GeoMed has taken such other actions to ensure protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect.

                                     (d) GeoMed and the Founders have disclosed
to Titan all material information known by it regarding the License Agreement or the Licensed Subject Matter and the Intellectual Property, including, without limitation, the exercise of all options by it under the License Agreement.

                                     (e) The copy of the License Agreement
attached hereto as EXHIBIT B is true, complete and correct and there have been no further amendments to such agreement, and such agreement is in full force and effect as of the date hereof.

                                     (f) it has not previously assigned,
transferred, conveyed or otherwise encumbered any of its right, title and interest in the License Agreement, the Licensed Subject Matter or the Intellectual Property or entered into any agreement with any third party which is in conflict with the Contemplated Transactions pursuant to this Agreement;

                           4.10 BUILDINGS, PLANTS AND EQUIPMENT. To the best of
its knowledge, GeoMed is not in violation of any applicable building, zoning or other Law in respect of its buildings, plants or structures or their operation.

                           4.11 NO DEFAULT. There is no current event of default
or other breach or default, and no event which with the giving of notice or the lapse of time or both would constitute an event of default or other breach or default, on the part of GeoMed or any other party thereto, under any agreement or instrument, to which GeoMed is a party or by which it or any of its properties or assets is bound, which events of default or other breaches or defaults, separately or in the aggregate, have or would have a Material Adverse Effect or a material adverse effect on GeoMed's rights or obligations under any Material Lease or Material Contract set forth or required to be set forth on
SCHEDULE 4.8 or SCHEDULE 4.17.

                           4.12 LITIGATION. There is no (a) investigation or
other inquiry by any Governmental Body, (b) action, suit, proceeding, claim, demand, citation, summons, subpoena or inquiry of any kind or nature whatsoever, civil, criminal, regulatory or otherwise, at law or equity (each, a "Proceeding"), excluding claims relating to workers' compensation, pending or, to the best knowledge of GeoMed, threatened against GeoMed or any of the Stockholders, or their respective businesses, properties or assets (including, without limitation, a Proceeding to enjoin, in whole or in part, any of the Contemplated Transactions), or (c) existing orders, writs, injunctions, judgments or decrees of any court, arbitrator, tribunal or other Governmental Body against GeoMed or any Founders or their respective businesses, properties or assets, which, in each case of clauses (a), (b) or (c) above, separately or in the aggregate, (i) seek monetary damages in excess of Fifty Thousand Dollars ($50,000), (ii) could, if adversely determined, have a Material Adverse Effect on GeoMed or (iii) could, if adversely determined, give any Third Party the right to enjoin or rescind the Contemplated Transactions or otherwise prevent GeoMed from complying with the terms and provisions of this Agreement.

                           4.13 TAX MATTERS. (a) All Tax Returns for all periods
ending on or before the Closing Date that are or were required to be filed on or before the Closing Date (other than those for which extensions were requested in a timely manner) by GeoMed have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each Governmental Body. As of the time of filing, such Tax Returns were (or will be), true, correct and complete in all material respects.

                                     (a) None of the United States federal,
foreign, state and local Tax Returns that have been filed by GeoMed since its formation have been audited by any Governmental Body, nor have any adjustments to Tax Returns filed by or on behalf of GeoMed been proposed by any representative of any Governmental Body. GeoMed has not given nor been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which GeoMed may be liable. There are no other agreements between GeoMed and any Governmental Body relating to Taxes.

                                     (b) GeoMed has paid, accrued for payment or
made provision for the payment of, all Taxes that have or may become due for all periods ending on or before the Closing Date attributable to such periods, including, without limitation, all Taxes reflected on the Tax Returns referred to in Section 4.13(a), or in any assessment, proposed assessment, or notice, either formal or informal, received by GeoMed except such Taxes, if any, that are being contested in good faith and as to which adequate accruals (to the extent required by GAAP consistently applied) have been provided. (For purposes of the preceding sentence, the Closing Date shall be treated as the last day of a taxable period whether or not the taxable period in fact ends on the Closing Date.) The charges and accruals with respect to Taxes on the books of GeoMed are adequate (as determined in accordance with GAAP consistently applied). All Taxes that GeoMed is, or was, required by law to withhold or collect for all periods ending on or before the Closing Date have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Body. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of GeoMed other than Permitted Encumbrances.

                                     (c) There is no existing tax sharing
agreement that may or will require that any payment be made by or to GeoMed on or after the Closing Date. GeoMed has never been a member of an affiliated group of corporations filing a combined federal income Tax return, nor does GeoMed have any liability for Taxes of any other Person under Treasury Regulation ss. 1-1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract or otherwise.

                                     (d) No Stockholder is a foreign person
within the meaning of Section 1445 of the Code.

                                     (e) GeoMed has not agreed to and is not
required to make any adjustment pursuant to Section 481(a) of the Code. No Governmental Body has proposed any such adjustment or change in accounting method with respect to GeoMed, nor does GeoMed have any application pending with any Governmental Body requesting permission for any change in accounting method.

                                     (f) There is no contract, agreement, plan
or arrangement of GeoMed covering any Person that, individually or collectively, as a consequence of the Contemplated Transactions could give rise to the payment of any amount that would not be deductible by Titan, Surviving Corporation or GeoMed by reason of Section 280G of the Code.

                                     (g) GeoMed does not own an interest in any
(i) domestic international sales corporation, (ii) foreign sales corporation,
(iii) controlled foreign corporation, or (iv) passive foreign investment company.

                                     (h) During the previous two (2) years
GeoMed has not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

                           4.14 ABSENCE OF CERTAIN CHANGES OR EVENTS. GeoMed has
not actively engaged in business operations. Since the Balance Sheet Date, GeoMed has not:

                                     (a) declared or paid any dividend or made
any other payment or distribution in respect of its capital stock;

                                     (b) purchased, redeemed, issued, sold or
otherwise acquired or disposed of, either directly or indirectly, any of its capital stock or reclassified, split or otherwise changed any of its capital stock or granted or entered into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of, its capital stock;

                                     (c) paid, discharged or satisfied any
Encumbrance (other than an Encumbrance then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), other than a claim, liability or obligation that is a current liability shown on the most recent Interim Financial Statement or incurred since the date of such Interim Financial Statement in the ordinary course of business consistent with prior practice;

                                     (d) canceled or compromised any debt or
claim, or waived or released any material right, other than adjustments in the ordinary course of business for goods sold and received which, in the aggregate, are not material;

                                     (e) sold, assigned, transferred, conveyed,
leased, pledged, encumbered or otherwise disposed of any of its rights, assets or properties (real or personal, tangible or intangible) in excess of Ten Thousand Dollars ($10,000) in the aggregate or otherwise material to the business;

                                     (f) transferred or granted any right under,
or entered into any settlement regarding the breach or infringement of, any Licensed Subject Matter or Intellectual Property right, or modified any existing right with respect thereto;

                                     (g) made or granted any increase in the
compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of any of GeoMed's employees, or made or granted any increase in the compensation of the 5 highest paid employees of GeoMed, or entered into any employment, severance, bonus or similar agreement with any employee of GeoMed;

                                     (h) written off or been required by GAAP to
write off any accounts receivable in excess of Five Thousand Dollars ($5,000) in the aggregate;

                                     (i) received any notice of termination of
any Material Contract or Material Lease or suffered any damage, destruction or loss (whether or not covered by insurance) which, in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on GeoMed;

                                     (j) incurred any Tax liability other than
in the ordinary course of business; or

                                     (k) agreed or otherwise committed, whether
in writing or otherwise, (x) to do, or taken any action or omitted to take any action that would result in, any of the foregoing, or (y) to enter into or modify or waive any Material Lease or Material Contract other than the consents described in Section 4.5 hereof.

                           4.15 EMPLOYEE BENEFITS; EXECUTIVE OFFICERS; LABOR.
(a) No employees of GeoMed are covered by collective bargaining agreements.
SCHEDULE 4.15 sets forth a true and complete list of (i) all written employment and consulting agreements in effect to which GeoMed is a party, indicating which will terminate at the Closing; and (ii) all written executive compensation plans, bonus plans, incentive compensation plans, deferred compensation plans or agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase plans, group life insurance, hospitalization insurance, severance or other employee benefit plans (as defined in Section 3(3) of ERISA) of GeoMed or any of its Affiliates (collectively, the "Plans") providing for benefits for any employees of GeoMed. True and correct copies of all of the foregoing have been provided to Titan and, since the date the documents were so provided, there has not been any material change to the assets or liabilities of any Plan. There are no other binding plans or commitments of the type referred to in this Section 4.15(a) which are not reduced to writing, and GeoMed has no agreement or commitment to create any additional such Plan.

                                     (a) SCHEDULE 4.15 includes a true and
complete list of all officers or other employees of GeoMed receiving compensation (including bonuses, incentives and similar compensation) at a rate in excess of Twenty-Five Thousand Dollars ($25,000) per annum, and their corresponding level of compensation for the year ended 1999. To the best knowledge of the Founders and GeoMed, no past or present officer or other executive employee of GeoMed has ever been indicted, tried or convicted of a criminal felony. To the best knowledge of the Founders and GeoMed, no officer or other executive employee of GeoMed is in violation of (a) any material term of any employment agreement, non-disclosure agreement, noncompete agreement or other similar agreement with any previous employer (and the employment of such employee by Titan or by GeoMed as a subsidiary of Titan will not result in a violation of any such agreement) or (b) any obligation binding on such employee which would prohibit the use of information obtained from such employee which GeoMed has used or proposes to use.

                                     (b) Neither the execution and delivery of
this Agreement nor the consummation of any of the Contemplated Transactions under this Agreement will entitle any current or former employee of GeoMed to severance pay or other similar payment, or accelerate the time of payment or increase the amount of compensation due to any such employee or former employee.

                           4.16 INSURANCE; CLAIMS. (a) SCHEDULE 4.16 sets forth
a true, correct and complete list of all insurance policies of any kind or nature maintained as of the date of this Agreement by or on behalf of GeoMed and relating to its business and/or assets, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium there-on, policy limits and expiration date of each policy. All such insurance policies are in full force and effect, and GeoMed is not in default with respect to its obligations under any such insurance policy. GeoMed have delivered to Titan complete and correct copies of all insurance policies (together with all riders and amendments thereto) set forth on SCHEDULE 4.16.

                                     (a) SCHEDULE 4.16 sets forth all claims
made by GeoMed under any insurance policy (regardless of whether such policy is set forth on such Schedule) since the date of its formation, setting forth as to each claim the date, nature and amount thereof and its disposition (indicating the date and amount as applicable) or current status. No insurance carrier or underwriter has ever denied coverage on any claim by GeoMed.

                           4.17 MATERIAL CONTRACTS. (a) SCHEDULE 4.17 sets forth
a true and complete list of all agreements, contracts, commitments and arrangements, written or, to the best knowledge of the Founders, oral, to which GeoMed is a party or under which GeoMed or any of its properties or assets is bound or affected, other than the Material Leases (each of the foregoing being a "Material Contract"), including, without limitation, Material Contracts: (i) to undertake capital expenditures, or to acquire any property or assets other than in the ordinary course of business consistent with past practice, in an aggregate amount exceeding Twenty Thousand Dollars ($20,000) for any individual contract; (ii) providing for or evidencing indebtedness (other than trade payables and accrued liabilities constituting current liabilities); (iii) having a remaining term of more than six months and providing for payments to or by GeoMed in excess of Twenty Thousand Dollars ($20,000); (iv) to loan money or extend credit (other than trade credit in the ordinary course of business consistent with past practice) to or guarantee the obligations of any other Person (other than guarantees by way of endorsement of negotiable instruments in the ordinary course of business consistent with past practice); (v) which involve any joint venture, partnership or other arrangement involving sharing of profits with any Person; (vi) which would restrict GeoMed from carrying on business anywhere in the world; (vii) providing for mortgages or security interests (other than a vendor's security interest in goods delivered and not paid); (viii) providing for brokerage or finder's fees; (ix) providing for any purchase of assets, shares of capital stock or other equity interests, or other acquisition or divestiture, in connection with the purchase or sale of a business or any substantial part of a business; (x) with any employee or officer of GeoMed other than in connection with their employment; (xi) described in Sections 4.9 or 4.15 and (xii) which are otherwise material to GeoMed.

                                     (a) GeoMed has delivered to the Titan
complete and correct copies of all written Material Contracts, together with all amendments thereto, and, to the best knowledge of the Founders, accurate descriptions of all material terms of oral contracts, set forth on SCHEDULE 4.17.

                                     (b) All Material Contracts are valid,
binding and enforceable against GeoMed in accordance with their respective terms and in full force and effect, subject to bankruptcy and other creditors' rights laws. There does not exist under any such Material Contracts any event of default or event or condition that constitutes or that, after notice or lapse of time or both, would constitute, a violation, breach or event of default thereunder on the part of GeoMed or, any other party thereto.

                                     (c) There is (i) no outstanding power of
attorney relating to the GeoMed Common Shares, and (ii) neither the Stockholders nor GeoMed have outstanding any power of attorney issued outside of the ordinary course of GeoMed's business or which affects a material part of GeoMed's business.

                           4.18 COMPLIANCE WITH LAW. The operation of the
business of GeoMed is being and since its formation has been conducted in accordance with all applicable laws, regulations, rules, ordinances, orders, decisions, judgments, awards, decrees and other requirements of all Governmental Bodies, including, without limitation, all Environmental Laws, all laws relating to age, race, disability, national origin and sex discrimination and harassment, laws relating to antitrust, consumer protection, health, occupational safety, employee relations, worker's compensation, pension, and securities (each, a "Law"). Except as set forth on SCHEDULE 4.18 hereto, GeoMed has never received any notification from any Person or Governmental Body of any asserted present or past failure by it to comply with any such Laws.

                           4.19 TRANSACTIONS WITH RELATED PARTIES. Except as
disclosed in the 1999 Financial Statements or the notes thereto, GeoMed is not a party to any contract, lease, commitment or arrangement, written, or to the best knowledge of GeoMed or the Founders, oral, which, if GeoMed were a "Registrant" as defined under the Securities Exchange Act of 1934, would be required to be disclosed pursuant to Item 404(a) or (c) of Regulation S-K as promulgated by the Securities Exchange Commission, and except as disclosed in SCHEDULE 4.19 hereto, there are no loans outstanding to or from any Person specified in Item 404(a) from or to GeoMed.

                           4.20 BANK ACCOUNTS. SCHEDULE 4.20 hereto sets forth a
true, correct and complete list of the names and addresses of all banks and other financial institutions in which GeoMed maintains an account, deposit or safe-deposit box, together with the names of all Persons authorized to draw on these accounts or deposits or to have access to these boxes.

                           4.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. None of
(a) GeoMed, any officer or any of GeoMed's 5 highest paid employees, acting on its behalf, or (b) to the best knowledge of GeoMed or the Founders, any other employee or agent of GeoMed acting on its behalf, has, directly or indirectly, given or agreed to give any improper or illegal gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of GeoMed (or assist GeoMed in connection with any actual or proposed transaction relating to the business of GeoMed) (i) which subjected or might have subjected GeoMed to any damage or penalty in any Proceeding, (ii) which if not given in the past, might have had a Material Adverse Effect on GeoMed, (iii) which if not continued in the future, would have a Material Adverse Effect on GeoMed or subject GeoMed to suit or penalty in any Proceeding, (iv) for any of the purposes described in Section 162(c) of the Code or (v) for the purpose of establishing or maintaining any concealed fund or concealed bank account.

                           4.22 NO GUARANTIES. Except as set forth on SCHEDULE
4.22, none of the obligations or liabilities of GeoMed incurred in connection with the operation of its business is guaranteed by or subject to a similar contingent obligation of any other Person. GeoMed has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of GeoMed or any of its Affiliates.

                           4.23 RECORDS. The books of account and minute books
of GeoMed are complete and correct in all material respects.

                           4.24 NO BROKERS OR FINDERS. The Founders and GeoMed
have not, and their respective Affiliates, officers, directors or employees have not, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions.

                           4.25 ACCREDITED INVESTORS. Immediately prior to the
Effective Time, GeoMed has no more than thirty-five (35) Stockholders which fail to meet the definition of "Accredited Investors."

                           4.26 OTHER INFORMATION. Neither this Agreement nor
any of the documents or other information made available to Titan, its attorneys, accountants, agents or representatives pursuant hereto in connection with Titan's due diligence review of the business of GeoMed or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state at material fact necessary in order to make the statement contained therein not misleading. GeoMed has provided Titan all material information regarding the business of GeoMed.

                  5.       REPRESENTATIONS AND WARRANTIES OF TITAN.

                  Titan hereby represents and warrants to GeoMed and to Stockholders that, except as otherwise disclosed on a Schedule corresponding in number to the applicable Section of this ARTICLE 5 (which Schedule shall be deemed to modify and limit only the representations and warranties contained in the Section to which it corresponds in number):

                           5.1 ORGANIZATION AND GOOD STANDING. Titan is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Titan (a) has all requisite corporate power to own, operate and lease its properties and carry on its business as the same is now being conducted and (b) is qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 5.1. Complete and correct copies of the certificate of incorporation and by-laws of Titan as currently in effect have been delivered to GeoMed.

                           5.2 AUTHORITY RELATIVE TO AGREEMENT; COMPLIANCE WITH
OTHER INSTRUMENTS; ABSENCE OF CONFLICT. Titan has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Consulting Agreement and the Registration Rights Agreement (such agreements, being collectively, the "Titan Documents"). The execution, delivery and performance by Titan of each of the Titan Documents, and the consummation by Titan of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Titan and, (a) do not require the Approval of any Person or other Governmental Body, (b) do not violate, with or without the giving of notice or the passage of time or both, any provision of Law, and
(c) do not conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under (or an event which, with notice or lapse of time or both, would constitute a default or give rise to such right), or result in the creation of any Encumbrance upon any of the respective properties or assets of Titan pursuant to any corporate charter, by-law, mortgage, deed of trust, indenture, commitment or other agreement or instrument or any Law or any other restriction of any kind or character to which Titan is a party or by which any of its respective assets or properties may be bound, the consequence of which violation, conflict, breach, termination or default referred to in clauses (b) and (c) would be reasonably expected to materially adversely affect the ability of Titan to perform its obligations hereunder or consummate the Contemplated Transactions in accordance with the terms hereof.

                           5.3 EFFECT OF AGREEMENT. This Agreement and each of
the other Titan Documents has been duly executed and delivered by Titan. This Agreement and each such other Titan Document constitute legal and valid obligations of Titan, enforceable against it in accordance with their terms, subject to laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors' rights and remedies (including such as may deny giving effect to waivers of debtors' or guarantors' rights).

                           5.4 PURCHASE FOR INVESTMENT. The GeoMed Common Shares
being acquired by Titan hereunder are being acquired for investment for Titan's own account, without any view to the unregistered public distribution or resale thereof, all without prejudice, however, to the right of Titan at any time lawfully to sell or otherwise to dispose of all or any part of the GeoMed Common Shares pursuant to registration or any exemption therefrom under the Securities Act and applicable state securities laws.

                           5.5 NO BROKERS OR FINDERS. Titan has not, nor have
its officers, directors or employees, employed any broker or finder or incurred any liability for any brokerage or finder's fee or commissions or similar payment in connection with any of the Contemplated Transactions. All transfer taxes, if any, required to be paid in connection with the issuance of the Titan Shares to the Stockholders will have been fully paid or provided for by Titan.

                  6.       CONDITIONS TO THE OBLIGATIONS OF TITAN AND MERGER
CORP.

                  The obligations of Titan and Merger Corp. to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived by Titan, to the extent permitted by applicable law:

                           6.1 GEOMED PREFERRED SHARES, GEOMED WARRANTS AND
GEOMED OPTIONS. Each of the holders of GeoMed Preferred Shares and the GeoMed Warrants and, if applicable, GeoMed, shall have duly executed and delivered such consents, waivers and agreements in form satisfactory to Titan in order that all GeoMed Preferred Shares and GeoMed Warrants shall have been cancelled or converted into the GeoMed Common Shares, which will in turn be converted into the right to receive the Merger Consideration, at the Effective Time, and such consents, waivers and agreements shall be in full force and effect at the Effective time. Immediately prior to and after the Closing, no GeoMed Options shall be outstanding.

                           6.2 LEGAL OPINION. Titan shall have received the
opinion of counsel to GeoMed, dated the Effective Time and addressed to Titan, in the form and substance reasonably satisfactory to Titan.

                           6.3 NO INJUNCTION. There shall not be in effect any
injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of the Contemplated Transactions, or that will require any divestiture by Titan as a result of Titan's acquisition of the GeoMed Common Shares.

                           6.4 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. (a)
The representations and warranties of GeoMed and the Founders set forth in this Agreement and of the Stockholders in the Registration Rights Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Effective Time with the same effect as though made on the Effective Time, (b) the Founders, Stockholders and GeoMed shall have performed and complied with the agreements contained in this Agreement required to be performed and complied with by them prior to or as of the Effective Time, and
(c) Titan shall have received a certificate to the foregoing effect signed by the President of GeoMed and the Founders.

                           6.5 LITIGATION. No Proceeding shall have been
instituted by any Governmental Body or by any other Person and, at what would otherwise have been the Effective Time, remain pending to delay, restrain or prohibit the Contemplated Transactions or to seek any divestiture or to revoke or suspend any Approval by reason of any or all of the Contemplated Transactions; nor shall any Governmental Body have notified any Party or any of their respective Affiliates that consummation of any part of the Contemplated Transactions would constitute a violation of any Law or that it intends to commence a Proceeding to restrain or prohibit any part of the Contemplated Transactions or to require such divestiture, revocation or suspension; unless, in either such case, such Governmental Body or other Person shall have withdrawn such notice and abandoned such Proceeding.

                           6.6 APPROVALS. All Approvals of (a) any Person and
(b) Governmental Bodies necessary in connection with the execution, delivery and performance of this Agreement and the Stockholder Documents by GeoMed, the Founders and the Stockholders and for the consummation of the Contemplated Transactions, and with Material Leases, Material Contracts, and Intellectual Property shall have been obtained and shall be in full force and effect, including without limitation, all consents in form satisfactory to Titan to the assignment of the License Agreement to Merger Corp. All approvals of the American Stock Exchange for the listing and issuance of the Titan Shares shall have been obtained and shall be in full force and effect.

                           6.7 NO MATERIAL ADVERSE EFFECT. No event, occurrence,
fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a Material Adverse Effect.

                           6.8 COMPLETION OF DUE DILIGENCE. Titan shall have
completed its due diligence investigation of GeoMed, including accounting and legal matters (including receipt of the Financial Statements), and Titan in its sole discretion shall be satisfied with the results of such investigation.

                           6.9 RESIGNATIONS. The officers and directors of
GeoMed listed on SCHEDULE 6.9 shall have delivered to GeoMed duly executed resignations, dated as of the Closing.

                           6.10 OTHER AGREEMENTS. Each of the Stockholders shall
have executed and delivered the Registration Rights Agreement in the form of EXHIBIT D attached hereto, each of which agreements shall be in full force and effect.

                           6.11 ASSIGNMENTS. GeoMed shall have executed and
delivered all other assignments and other instruments necessary or desirable to transfer all rights, title and interest to the License Agreement and the Intellectual Property to Titan.

                           6.12 PROCEEDINGS SATISFACTORY. All certificates,
opinions and other documents to be delivered by the Founders, Dr. Bernstein, the Stockholders and GeoMed and all other matters to be accomplished by the Founders, Dr. Bernstein, the Stockholders and GeoMed prior to or at the Closing shall be satisfactory in the reasonable judgment of Titan and its counsel.

                           6.13 STOCKHOLDER APPROVAL. This Agreement, the
Merger and the Contemplated Transactions shall have been duly approved by the holders of at least a majority of the GeoMed Common Shares and at least a majority of the GeoMed Preferred Shares, in accordance with applicable law and the certificate of incorporation and by-laws of GeoMed on or before July 19, 2000. By July 19, 2000, holders of at least 51% of GeoMed's Common Shares and 51% of the GeoMed Preferred Shares shall have executed and delivered the Registration Rights Agreement.

                           6.14 INDEBTEDNESS. GeoMed shall not have any
liability obligation (whether fixed, accrued, contingent or otherwise, including without limitations pursuant to guarantees, letters of credit or surety bonds) whether due or to become due in excess $1,400,000 in the aggregate except for current liabilities incurred in the ordinary course of business in connection with the Contemplated transactions or the purchase of goods or services consistent with prior practice. Other than as set forth on SCHEDULE 6.14 hereto, the Stockholders shall have cancelled any notes payable by GeoMed to the Stockholders; any indebtedness owed by GeoMed to the Stockholders shall have been repaid, discharged or contributed to the capital of GeoMed and as of the Effective Time, there shall be no outstanding notes, loans, payables or other indebtedness owed by GeoMed to any of the Stockholders.

                           6.15 CONSULTING AGREEMENT. Dr. Bernstein shall have
executed and delivered the Consulting Agreement.

                           6.16 FINANCIAL INFORMATION. GeoMed shall have
assisted Titan in the preparation of and shall have delivered the financial statements.

                           6.17 REGISTRATION RIGHTS AGREEMENT. That number of
Stockholders, constituting 90% of the Stockholders shall have duly executed and delivered the Registration Rights Agreement.

                           6.18 INFORMATION STATEMENT. GeoMed shall supply
evidence satisfactory to Titan that it has delivered the Information Statement, to each of the Stockholders at their respective last known addresses not less than five Business Days prior to the date of the Closing.

                  7.       CONDITIONS TO THE OBLIGATIONS OF GEOMED AND
STOCKHOLDERS.

                  The obligations of GeoMed and the Stockholders to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any one or more of which may be waived by GeoMed, to the extent permitted by applicable law:

                           7.1 NO INJUNCTION. There shall not be in effect
any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the Contemplated Transactions.

                           7.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a) The representations and warranties of Titan set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, (b) Titan shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing and (c) GeoMed shall have received a certificate to the foregoing effect signed by an authorized officer of Titan.

                           7.3 LITIGATION. No Proceeding shall have been
instituted by any Governmental Body or by any other Person and, at what would otherwise have been the Closing Date, remain pending to delay, restrain or prohibit any material part of the Contemplated Transactions; nor shall any Governmental Body have notified any Party or any of their respective Affiliates that consummation of any material part of the Contemplated Transactions would constitute a violation of any Law or that it intends to commence a Proceeding to restrain or prohibit any material part of the Contemplated Transactions; unless, in either such case, such Governmental Body or other Person shall have withdrawn such notice and abandoned such Proceeding.

                           7.4 APPROVALS. All Approvals of (a) any Person or
(b) Governmental Bodies, necessary for the consummation of the Contemplated Transactions shall have been obtained or made and shall be in full force and effect.

                           7.5 OTHER AGREEMENTS. Titan and at least 90% of
the Stockholders shall have entered into and delivered a Registration Rights Agreement in the form of EXHIBIT C attached hereto.

                           7.6 CONSULTING AGREEMENT. Titan shall have
executed and delivered the Consulting Agreement.

                           7.7 PAYMENT OF INDEBTEDNESS. At the Effective Time,
Titan shall make the payments to certain creditors of GeoMed in accordance with
Schedule 7.7.

                           7.8 LEGAL OPINION. GeoMed shall have received a legal
opinion of counsel to Titan and Merger Corp., dated the Effective Time and addressed to GeoMed, in the form and substance reasonably satisfactory to GeoMed.

                  8.       FURTHER AGREEMENTS OF THE PARTIES.

                           8.1 EXPENSES. Titan, Merger Corp., GeoMed and the
Stockholders shall bear their own respective expenses incurred in connection with the Contemplated Transactions, except as otherwise specifically provided herein.

                           8.2 ACCESS PRIOR TO THE CLOSING. (a) Between the date
of this Agreement and the Effective Time, the Founders shall, and shall cause GeoMed to, as Titan may from time to time request with reasonable notice to GeoMed, (i) give Titan and its authorized representatives full and complete access to all properties, personnel, facilities and offices of GeoMed and to the books and records of GeoMed (and permit Titan to make copies thereof), including such books and records sufficient to enable Titan's auditors to review (at Titan's expense) the Financial Statements, (ii) permit Titan to make inspections thereof, (iii) cause the officers and employees of, and consultants to GeoMed to furnish Titan with all financial information and operating data and other information with respect to the business and properties of GeoMed, including any information relating to the Intellectual Property, and to discuss with Titan and its authorized representatives the affairs of GeoMed.

                                     (a) Between the date of this Agreement and
the Effective Time, each of Titan, GeoMed and the Founders shall and shall cause their respective Affiliates and officers and directors, and shall use reasonable efforts to cause all their other respective employees, auditors, attorneys, consultants, advisors and agents, to treat as confidential and hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law, and after prior written notice to the other Party, all confidential information of GeoMed, or Titan, as the case may be, furnished to Titan by the Founders and GeoMed or to the Founders and GeoMed by Titan, as the case may be, or any of their respective representatives in connection with the Contemplated Transactions and will not release or disclose such confidential information to any other Person, except their respective auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with the consummation of the Contemplated Transactions. If the Closing does not occur (i) such confidence shall be maintained by the Stockholders and GeoMed, or Titan, as the case may be, and each Party shall cause its officers and directors and Affiliates and shall use reasonable efforts to cause such other Persons to maintain such confidence, except to the extent such information comes into the public domain (other than as a result of an action by such Party, its officers, directors or such other persons in contravention of this Agreement), (ii) each Party shall and shall cause its officers and directors and Affiliates and shall use reasonable efforts to cause such other Persons to refrain from using any of such confidential information except in connection with this Agreement, and (iii) upon the request of any Party, the other Party shall promptly return to the requesting Party any written materials remaining in its possession, which materials it has received from the requesting Party, or their respective representatives.

                           8.3 PUBLICITY. Between the date of this Agreement
and the Effective Time, except to the extent required by law or, in the case of Titan, in accordance with the advice of its counsel, neither Titan nor any of the Stockholders nor GeoMed shall, and none of them shall permit any Affiliate to, issue any press release or public announcement of any kind concerning, or otherwise publicly disclose, the Contemplated Transactions without the consent of the other; and in the event any such public announcement, release or disclosure is required by law, the Parties will consult prior to the making thereof and use their best efforts to agree upon a mutually satisfactory text.

                           8.4 CONDUCT OF BUSINESS OF GEOMED.  Except as
expressly permitted by this Agreement, between the date of this Agreement and the Effective Time, GeoMed shall conduct its business only in the ordinary course in substantially the same manner as heretofore conducted, and use all its reasonable efforts to preserve intact its present business organization and to preserve the goodwill of Persons having business relations with GeoMed. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, between the date of this Agreement and the Effective Time, GeoMed shall not:

                  (1) amend its articles or certificate of incorporation or by-laws;

                  (2) declare or pay any dividend or make any other payment or distribution in respect of its capital stock;

                  (3) purchase, redeem, issue, sell or otherwise acquire or dispose of, either directly or indirectly, any of its capital stock, or reclassify, split or otherwise change any of its capital stock or grant or enter into any options, warrants, puts or calls or other rights to purchase, sell or convert any obligation into any of, its capital stock;

                  (4) organize any Subsidiary or acquire any capital stock or other equity securities of any Person or any equity or ownership interest in any business;

                  (5) subject to SECTION 6.15 borrow any funds or incur, assume or acquire any obligation or liability (whether fixed, accrued, contingent or otherwise, whether due or to become due) except for current liabilities incurred in the ordinary course of business in connection with the Contemplated Transactions or the purchase of goods or services consistent with prior practice;

                  (6) pay, discharge or satisfy any Encumbrance (other than an Encumbrance then required to be paid, discharged or satisfied), claim, liability or obligation (whether fixed, accrued, contingent or otherwise, whether due or to become due), except for payment, discharge or satisfaction for cash of a claim, liability or obligation that is a current liability either shown on the most recent Financial Statement, or incurred since the Balance Sheet Date of such Financial Statement in the ordinary course of business consistent with prior practice;

                  (7) make or grant any increase in the compensation (whether salary, commission, bonus, benefits (retirement, severance or other) or other direct or indirect remuneration) of any employees of GeoMed, or enter into any employment contract with any employee of GeoMed other than as contemplated by SECTIONS 4.15;

                  (8) sell, assign, transfer, convey, lease, pledge, encumber or otherwise dispose of or convey any interest in any of its assets or properties (real or personal, tangible or intangible) or any other material right (including without limitation the License Agreement or the Licensed Subject Matter);

                  (9) transfer or grant any right under, or enter into any settlement regarding the breach or infringement of, any Patent Rights or Intellectual Property right, or modify any existing right with respect thereto;

                  (10) enter into any instrument which would constitute a Material Lease or Material Contract or enter into any amendment, supplement or waiver in respect of any Material Lease or Material Contract;

                  (11) incur any severance pay obligation by reason of this Agreement or the Contemplated Transactions;

                  (12) grant or extend any power of attorney other than in the ordinary course of business which does not affect a material part of GeoMed's business or act as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person other than through endorsements of negotiable instruments in the ordinary course of business or;

                  (13) cancel or compromise any debt or claim, or waive or release any material right, other than adjustments in the ordinary course of business for goods sold and received which, in the aggregate, are not material;

                  (14) make any capital expenditures or capital additions or improvements other than pursuant to capital expenditure commitments disclosed on SCHEDULE 4.14 or not required to be disclosed thereon;

                  (15) enter into or amend any collective bargaining or union contract or agreement;

                  (16)     institute or settle any Proceeding;

                  (17) incur any Tax liability other than in the ordinary course of business;

                  (18) in any other manner, modify, change or otherwise alter the fundamental nature of the business of GeoMed as presently conducted; or

                  (19) agree or otherwise commit, whether in writing or otherwise, to do, or take any action or omit to take any action that would result in, any of the foregoing.

                           8.5 FURTHER ASSURANCES. Following the Closing, the
Stockholders, GeoMed and Titan shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the other Party, to confirm and assure the rights and obligations provided for in this Agreement and the other Stockholder Documents and Titan Documents and render effective the consummation of the Contemplated Transactions.

                           8.6 TAX MATTERS. Between the date of this
Agreement and the Effective Time, GeoMed shall (x) file on a timely basis all Tax Returns required to be filed by or with respect to GeoMed within such time period and pay all Taxes shown to be due thereon, and (y) shall not make or cause to be made any election, or file any Tax Return or amended Tax Return reflecting any position, that could result in any adverse Tax consequences to Titan or to GeoMed for any period, except for elections made in accordance with historical practices of GeoMed.

                           8.7 EXCLUSIVITY. Through the earlier of the
Effective Time or the date of termination of this Agreement pursuant to
Article 10 hereof, but no later than August 7, 2000, neither any of the Founders nor GeoMed shall (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person relating to (x) any business combination with GeoMed (y) the sale or transfer of, or conveyance of any interest in, the License Agreement, any Licensed Subject Matter or any Intellectual Property of GeoMed or to which GeoMed has rights or (z) the sale of a material portion of the assets and/or capital stock of GeoMed (a "Transaction"), (ii) enter into or participate in any negotiations, nor initiate any discussions or continue any discussions initiated by others, regarding any Transaction, or furnish to any other person any information with respect to the assets or business of GeoMed for the purposes of pursuing a possible Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. Neither the Founders nor GeoMed shall authorize their investment bankers or other advisors to violate the provisions of this paragraph and shall use reasonable efforts to prevent their investment bankers or other advisors from violating the provisions of this paragraph.

                           8.8 RECEIPT OF CONFIDENTIAL INFORMATION. At the
Closing, the Founders and GeoMed shall deliver to Titan a list of all Persons (other than directors, officers and employees of GeoMed) who received confidential information concerning GeoMed and copies of all confidentiality agreements entered into by such Persons in connection with the solicitation of prospective acquirors of GeoMed.

                           8.9 PATENT MATTERS. With regard to the Licensed
Subject Matter and Intellectual Property, each of the Founders and GeoMed agree to fully cooperate with Titan and provide such information as Titan may request, in connection with: (a) the filing, prosecution and maintenance of patents and patent applications; (b) any opposition or cancellation proceeding; (c) any Proceeding regarding the enforcement or defense of any infringement action or (d) the obtaining of supplemental protection certificates, or their equivalents. Titan shall be responsible for the payment of all costs and expenses incurred pursuant to this SECTION 8.9.

                           8.10 AMENDING SCHEDULES. From time to time prior
to the Closing, GeoMed and the Founders shall promptly supplement or amend the Schedules hereto with respect to any matter arising after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to have been set forth in the Schedules hereto. Such supplement or amendment shall have the effect of curing any related misrepresentation or breach of warranty made in connection with the transactions contemplated by this Agreement; provided, however, that Titan shall have a commercially reasonable period of time following receipt of any supplemented or amended Schedules to elect (i) to terminate this Agreement without any further liability to GeoMed or the Founders or (ii) in Titan's sole discretion, to elect to waive such breach and consummate the transactions contemplated by this Agreement.

                           8.11 CONSENTS: REGULATORY APPROVAL. Each Party
will take all such commercially reasonable actions as may be necessary to obtain all approvals or consents from Persons or Governmental Bodies in order to permit the consummation of the Contemplated Transactions.

                           8.12 CONFIDENTIALITY. Each of Titan and Merger
Corp. shall hold all information provided to either of them by or on behalf of GeoMed (and any information derived therefrom, or reflecting any such information, prepared by or on behalf of GeoMed) relating to GeoMed in confidence and will not, in the event of termination of this Agreement, for a period of the later of three (3) years after termination of this Agreement disclose any such information other than to directors, officers, employees and agents of Titan or Merger Corp. who need to know such information for the purposes of the transactions contemplated by this Agreement and as required in connection with making any regulatory application or complying with any other applicable Laws. Upon any termination of this Agreement, Titan and Merger Corp. shall promptly return to GeoMed all such information and will destroy any such information prepared by any of them or on their behalf, including any copies of such information. This Section shall not apply to:
(i) information now or hereafter in the public domain through no fault of Titan or Merger Corp., (ii) information which Titan or Merger Corp. knew (and was not restricted from disclosing or using) and can be shown to have existed before GeoMed first disclosed to Titan or Merger Corp. in connection with the transactions contemplated herein, (iii) information obtained from a source other than GeoMed, provided such source was not at the time it furnished such information bound by confidentiality obligations for the benefit of GeoMed and had authorization to disclose same, and (iv) compliance with any applicable Law by Titan, Merger Corp. or GeoMed of any of the foregoing.

                  9.       INDEMNIFICATION AND RELATED MATTERS.

                           9.1 INDEMNIFICATION. Subject to the limitations of
Sections 9.2 and 9.3 hereof:

                                     (a) GeoMed and the Founders agree to
indemnify, defend and hold Titan and its affiliates, subsidiaries, officers, directors, employees or agents thereof (the "Buyer Indemnified Parties") harmless from and against any and all Damages, resulting from (i) any misrepresentation or breach of warranty or covenant on the part of

GeoMed or the Founders under the terms of this Agreement or other Stockholder Documents, or in any certificate delivered hereunder or pursuant hereto or non-fulfillment of any agreement on the part of GeoMed or the Founders under the terms of this Agreement or other Stockholder Documents, or (ii) any claim of age, race, disability, national origin or sex discrimination or harassment in the operation of GeoMed's business to the extent the conduct complained of occurred prior to the Closing.

                                     (b) Titan agrees to indemnify, defend
and hold the Founders and GeoMed (the "Seller Indemnified Parties") harmless from and against any and all Damages resulting from any misrepresentation or breach of warranty or covenant on the part of Titan under the terms of this Agreement or in any certificate delivered hereunder or pursuant hereto or non-fulfillment of any agreement on the part of Titan under the terms of this Agreement or arising out of any death or injury to any Person resulting from the manufacturing, sale or use of Product by Titan, except to the extent such Damages resulted from negligence or willful misconduct of GeoMed or the Founders or any matter for which GeoMed or the Founders must indemnify Titan under Section 9.1(a) or for which the Stockholders must indemnify Titan pursuant to the Registration Rights Agreement.

                           9.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
LIMITATIONS ON INDEMNIFICATION.

                                     (a) The representations and warranties
of the Founders, GeoMed and of Titan contained in this Agreement shall survive the Closing notwithstanding any investigation conducted, or knowledge acquired, with respect thereto; provided, that the sole remedy for any breach thereof shall be by way of a claim for indemnification pursuant to Section
9.1 which shall be subject to the following limitations of this Section 9.2. With respect to any claim for indemnification under this Agreement (whether for breach of representation or warranty or otherwise), neither the Founders and GeoMed, on the one hand, nor Titan, on the other hand, shall be liable to the other for indemnification unless the aggregate amount of the damages incurred by the other as a result of such breach exceeds the sum of $50,000 (whereupon such Party shall be liable for the full amount of such damages). Nothing in this Section 9.2 shall be deemed to limit or otherwise apply to any covenant under Section 8 which, by its terms, is to be performed following the Closing. Notwithstanding the foregoing and subject to the last sentence of this Section 9.2(a), with respect to Damages referred to in
Section 9.1(a) the liability of GeoMed shall not exceed $350,000 (the "Basket"), and the liability of the Founders shall be borne pro rata by the Founders, in an amount not to exceed the lesser of (i) the amount obtained by multiplying the Basket by the percentage received by such Founder of the total number of Titan Shares issued pursuant hereto and (ii) the net proceeds received by such Founder from the sale of all of the Titan Shares after deduction of customary brokerage commissions actually paid. Indemnification claims under Section 9.1(a) for breach of the representations contained in Sections 4.2, 4.3 or 4.24 or those relating to an Indemnifying Party's fraudulent acts or willful misrepresentations or willful omissions shall not be subject to the Basket, provided, however, that for GeoMed shall be limited to the sum of $3,500,000 (or, if the Contingent Merger Consideration is paid, $6,000,000), and for any Founder shall not exceed the greater of (i) the net proceeds received by such Founder from the sale of all of the Titan Shares after deduction of customary brokerage commissions actually paid and (ii) the amount obtained by multiplying the sum of $3,500,000 (or, if the Contingent Merger Consideration is paid, $6,000,000) by the percentage received by the Founder of the total number of Titan Shares issued pursuant hereto, all such amounts to be borne pro rata by the Founders. Notwithstanding the foregoing, delivery by a holder of such number of Titan Shares as were issued issued to him in connection with the Merger shall in all cases satisfy such holder's indemnity obligations hereunder in full.

                                     (b) Notwithstanding anything contained
herein to the contrary any indemnity payment made pursuant to Section 9.1 above shall be treated as an adjustment to the Purchase Price for tax purposes, unless a final determination with respect to the Indemnified Party causes any such payment not to be treated as such an adjustment.

                                     (c) No liability shall be enforced
against any Indemnifying party to the extent of any insurance proceeds received by any Indemnified Party with respect to such damages. If the Indemnified Party receives any such insurance proceeds after the Indemnifying Party shall have made any payment to the Indemnified Party with respect to such Damages, the Indemnified Party shall promptly return such payment to the Indemnifying Party to the extent of such insurance proceeds received.

                                     (d) The indemnity obligations of GeoMed
and the Founders under Section 9.1(a) and of Titan under Section 9.1(b) shall terminate on such date that is 18 months after the Closing Date except (i) as to matters as to which the applicable Indemnified Party has made a claim for indemnification on or prior to such date specifically addressing an actual claim or demand and (ii) as to matters as to which the applicable Indemnified Party has suffered losses arising out of the Indemnifying Party's fraudulent acts or willful misrepresentations or willful omissions. The obligation to indemnify referred to in:

                                         (x) the preceding clause (i) shall
         survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied; and

                                         (y) the preceding clause (ii) shall
         terminate on such date that is 24 months after the Closing Date.

                           9.3      PROCEDURES WITH RESPECT TO THIRD-PARTY
CLAIMS.

                                     (a) In the case of any claim asserted by a
Third Party against a Party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the Party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim (or can otherwise identify with specificity the nature of the claims even though such claim is not yet imminent or liquidated in amount, such as where a misrepresentation can be identified but no claim by a Third Party has as yet been raised or liquidated in amount) as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party,

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(ii) the Indemnified Party may participate in such defense at such
Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such Indemnifying Party is materially damaged as a result of such failure to give notice. After notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of the claim or litigation, the Indemnifying Party shall not be liable to such Indemnified Party under
Section 9.1(a) or 9.1(b) for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. If an Indemnifying Party assumes the defense of such an action, (I) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless
(x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (II) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld). If notice is given to an Indemnifying Party of the commencement of any action and it does not, within 30 days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnified Party. Pending notification from the Indemnifying Party as to whether it will assume the defense of a claim, the Indemnified Party will not incur or agree to incur expenses (whether of investigation, defense or otherwise) with respect to such claim in excess of $5,000 without giving the Indemnifying Party 10 days prior notice of such incurrence or agreement.

                                     (b) Notwithstanding the provisions of
Section 9.3(a), if in the reasonable judgment of the Indemnified Party, based upon written advice of counsel that there are one or more legal defenses available to it which are different from or in addition to those available to the Indemnifying Party, a conflict of interest may exist, such Indemnified Party may, by notice to the Indemnifying Party, employ separate counsel and may participate in the defense, compromise or settlement of such action at the expense of the Indemnifying Party, but the Indemnifying Party shall not be bound by any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

                                     (c) The Indemnifying Party and the
Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 9.3 and the records of each shall be available to the other with respect to such defense.

                  10.      TERMINATION.

                           10.1 TERMINATION PROCEDURES. This Agreement may be
terminated before the Effective Time only as follows:

                  (1) by written agreement of GeoMed and Titan at any time;

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



                  (2) by Titan, by notice to GeoMed, if satisfaction of any of the conditions to Titan's obligations set forth in Section 6 becomes impossible or has not been achieved by the thirtieth (30th) day after the Notification Date, and such condition has not been waived by Titan; or

                  (3) by GeoMed, by notice to Titan, if satisfaction of any of the conditions to GeoMed's and Stockholders' obligations set forth in
Section 7 becomes impossible or has not been achieved by the thirtieth (30th) day after the Notification Date, and such condition has not been waived by GeoMed.

                           10.2 EFFECT OF TERMINATION. In the event that this
Agreement is terminated pursuant to Section 10.1, this Agreement shall terminate without any liability or further obligation of any Party to another, except for the obligations of Titan, GeoMed and the Founders under Sections 9.1 and 9.2.

                  11.      MISCELLANEOUS.

                           11.1 ENTIRE AGREEMENT. This Agreement and the
other Stockholders Documents and the Titan Documents contain, and are intended as, a complete statement of all of the terms and the arrangements between the Parties with respect to the matters provided for, supersede any previous agreements and understandings between the Parties with respect to those matters, and cannot be changed or terminated orally. No Party makes, and each Party hereby expressly disclaims reliance upon, any representations or warranties with respect to the Contemplated Transactions other than as expressly set forth herein as limited by the exceptions contained in the Schedules hereto or in the other Stockholder Documents and Titan Documents.

                           11.2 GOVERNING LAW. This Agreement shall be
governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed therein.

                           11.3 HEADINGS. The section headings contained in
this Agreement are solely for the purpose of reference, are not part of the Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, Schedules and Exhibits are to sections, schedules and exhibits to this Agreement, unless otherwise indicated.

                           11.4 NOTICES. All notices and other communications
under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by facsimile (and confirmed by return facsimile), or (c) delivered, if sent by Express Mail, Federal Express or other express delivery service, or registered or certified mail, return receipt requested, to the addressee at the following addresses or telecopier numbers (or to such other addresses, telex number or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

                  If to Titan or Merger Corp. to:

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




                  Titan Pharmaceuticals Inc.
                  500 Oyster Point Boulevard
                  South San Francisco, CA
                  Attention: Louis R. Bucalo, M.D., Chief Executive Officer Facsimile No.: 650-244-4956

                  If to GeoMed or the Founders, to them c/o:

                  GeoMed, Inc.
                  285 Willow Road
                  Menlo Park, CA 94025
                  Attention: Dr. Lawrence Bernstein
                  Facsimile No.:

                           11.5 BINDING EFFECT; ASSIGNMENT. This Agreement
shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any Third Party beneficiary rights in any Person who is not a Party. No assignment of this Agreement or of any rights or obligations hereunder may be made by GeoMed or the Stockholders (by operation of law or otherwise) and any such attempted assignment shall be void. Titan may assign this Agreement to an Affiliate.

                           11.6 SET OFF. Titan shall have the right to set
off against any amounts payable by it under this Agreement (a) any amounts owed by GeoMed or any Founder to Titan or any other Buyer Indemnified Party and (b) any amounts for indemnification payments any amounts for indemnification payments to the extent set forth in Section 6.2 of the Registration Rights Agreement.

                           11.7 COUNTERPARTS. This Agreement may be executed
in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                           11.8 AMENDMENT AND WAIVER. This Agreement may be
amended, or any provision of this Agreement may be waived, provided that such amendment or waiver will be binding on Titan only if such amendment or waiver is set forth in a writing executed by Titan, and provided that any such amendment or waiver will be binding upon GeoMed only if such amendment or waiver is set forth in writing executed by GeoMed only if such amendment or waiver is set forth in a writing executed by persons holding, or entitled to receive in the Merger, at least 51% of the Merger Consideration. The waiver of any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

                           11.9 DISPUTE RESOLUTION. The Parties agree to
attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement by conducting good faith negotiations. If the Parties are unable to settle the matter between themselves, the matter shall thereafter be resolved by alternative dispute resolution, starting with mediation and including, if necessary, a final and binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of sixty (60) days following such notice. During such period, the Parties shall make good faith efforts to amicably resolve the dispute without arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. Each such arbitration shall be conducted by a panel of three arbitrators: One arbitrator shall be appointed by each of Titan and the Representative of the Stockholders and the third shall be appointed by the American Arbitration Association. Any such arbitration shall be held in San Mateo County, California. The arbitrators shall have the authority to grant specific performance. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

                  IN WITNESS WHEREOF, the Parties hereto have executed this instrument as of the date and year first above written.

                                   TITAN PHARMACEUTICALS, INC.

                                   By: /s/ Louis R. Bucalo
                                      ------------------------------------------
                                       Name: Louis R. Bucalo, M.D.
                                       Title: Chairman, President and CEO

                                   GEOMED MERGER SUB CORP.

                                   By: /s/ Louis R. Bucalo
                                      ------------------------------------------
                                       Name: Louis R. Bucalo, M.D.
                                       Title: President and CEO

                                   GEOMED, INC

                                   By: /s/ Neil Gesundheit
                                      ------------------------------------------
                                       Name: Neil Gesundheit, M.D.
                                       Title: Chairman


                                   /s/ Lawrence R. Bernstein
                                   ---------------------------------------------
                                   Dr. Lawrence Bernstein
                                   Address: 285 Willow Rd., Menlo
                                   Park, CA 94025



                                   /s/ Neil Gesundheit
                                   ---------------------------------------------
                                   Dr. Neil Gesundheit
                                   Address: 250 Portola Ct., Los Altos.
                                   CA 94022


                                   /s/ Leland F. Wilson
                                   ---------------------------------------------
                                   Leland Wilson
                                   Address: 164 East Creek Dr., Menlo
                                   Park, CA 94025


                                   /s/ Virgil A. Place
                                   ---------------------------------------------
                                   Dr. Virgil Place
                                   Address: P.O. Box 44555, 10 Ala
                                   Kahua Dr., Kawaihae, HI 96743


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